Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to your disclosure of our audit report dated February 6, 2008 on the consolidated financial statements of China Architectural Engineering, Inc. as of December 31, 2007 and 2006 and for the years ended December 31, 2007, 2006, and 2005, in the Registration Statement of China Architectural Engineering, Inc. on Form S-1.

For the purpose of the aforesaid Form S-1, we also consent to the reference of our firm as "Experts" under the Experts' caption, which, in so far as applicable to our firm means accounting experts.

South San Francisco, California	/s/ Samuel H. Wong & Co., LLP
May 8, 2008	Samuel H. Wong & Co., LLP
Certified Public Accountants